EXHIBIT 99.1

Motive, Inc. Receives Notice from NASDAQ

Company’s Stock to be Delisted from the Nasdaq National Market on April 11, 2006

AUSTIN, Texas – April 10, 2006 – Motive, Inc. (NASDAQ: MOTVE), a leading provider of broadband management software, today announced that it has received a notice from The Nasdaq National Market that shares of its common stock will be delisted from The Nasdaq National Market effective as of the opening of business on April 11, 2006 for failure to comply with Nasdaq Marketplace Rule 4310(c)(14), which requires the Company to make on a timely basis all filings with the Securities and Exchange Commission. The company expects its common stock to be traded on the Pink Sheets following delisting.

Motive is committed to regaining compliance with all Nasdaq filing requirements. The company intends to file an application for listing with The Nasdaq National Market as soon as possible after becoming current with its periodic financial reports.

On April 3, 2006, Motive reported that it had notified Nasdaq that as a result of the company’s recent decision to restate financials to include periods dating back to 2001, it would be unable to meet the April 13, 2006 deadline set by Nasdaq for it to be in full compliance with Nasdaq listing requirements.

About Motive, Inc.

Motive, Inc. (NASDAQ: MOTVE) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

This press release contains forward-looking statements. Actual events or results may differ materially from those described in this press release. Additional information concerning risk factors associated with our business can be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Media Contact:	Investor Contact:

Cybele Diamandopoulos	April Downing
Motive, Inc.	Motive, Inc.
512-506-4272	512-531-1038
cdiamand@motive.com	ir@motive.com